Exhibit 99

               Robert C. Pew III Appointed Board Chair
       -Steelcase Announces Board of Director Election Results-


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--June 26, 2003--Steelcase Inc. (NYSE:SCS) today announced that shareholders re-elected William
P. Crawford, Lisa Valk Long and Robert C. Pew III to serve additional three-year terms as directors. The board of directors appointed Mr. Pew as non-executive board chair.
    Mr. Pew has been a director on the Steelcase board since 1987. He also was founding chair and serves on the board of the Illinois Institute of Design. Mr. Pew has been involved in the office furniture industry for nearly 30 years, including 20 years as a Steelcase employee or dealer. He served as president of Steelcase North America from 1990 to 1994, and from 1984 to 1988 he owned and operated three Steelcase dealerships in the southeast U.S. Since that time, Mr. Pew's interests have included several small business ventures and service on non-profit boards.
    Commenting on the board's appointment, James P. Hackett, president and chief executive officer, said, "Rob's proven leadership and experience in the industry, together with his passion for seeing the company excel, make him very well suited to serving as board chair. We are confident in the excellence Rob will bring to the role and in building on Steelcase's heritage as a great institution."
    Steelcase also announced that Earl D. Holton chose to not seek re-appointment as board chair. Mr. Holton intends to remain on the Steelcase board and will continue to serve as executive committee chair. Mr. Holton was elected to the Steelcase board in 1998 and has served as non-executive board chair since 1999. He also serves on the boards of directors of Meijer, Inc. and CMS Energy Corporation. Mr. Hackett concluded, "We thank Earl for his continued service and commitment on the board. As board chair, his counsel and leadership were immeasurably beneficial during a trying time in our industry."
    "I am honored to have served as chair of a board whose directors have worked diligently to oversee and support the development and execution of a solid strategy for the company's future," said Mr. Holton. "When I accepted this position, I felt that three years in the role would be an appropriate length of time. My focus now turns to ensuring an effective transition to a new board chair as I continue serving on the board."

    About Steelcase Inc.

    Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 16,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS. For more information, visit www.steelcase.com.


    CONTACT: Steelcase Inc.
             Raj Mehan, 616/247-2200 (Investor Contact)
             Jeanine Hill, 616/698-3765 (Media Contact)